UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 2, 2026

AngioDynamics, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50761	11-3146460

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14 Plaza Drive, Latham, New York	12110

(Address of Principal Executive Offices)	(Zip Code)

(518) 795-1400

(Registrant’s telephone number, including area code)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ANGO	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 – Entry into a Material Definitive Agreement.

On October 3, 2026, AngioDynamics, Inc. (“AngioDynamics” or the “Company”) entered into an employment agreement with Eric Honroth (the “Employment Agreement”), pursuant to which Mr. Honroth will serve as President and Chief Executive Officer of the Company.  A description of the Employment Agreement is contained in Item 5.02 below, which is incorporated by reference into this Item 1.01.  A copy of the Employment Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1, and the terms of the Employment Agreement are incorporated herein by this reference.

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

CEO Appointment

As previously disclosed, James C. Clemmer has announced his intention to retire from his position as the President and Chief Executive Officer of the Company on the earlier of November 30, 2026 and appointment of a successor Chief Executive Officer.  Mr. Clemmer has served as the Company’s President and Chief Executive Officer since April 2016.

On October 2, 2026, the Board of Directors of the Company (the “Board”) appointed Eric Honroth to serve as President and Chief Executive Officer of the Company, effective as of November 2, 2026 (the “Effective Date”) and concurrently with Mr. Clemmer’s retirement.  Prior to his appointment as President and Chief Executive Officer, Mr. Honroth, age 55, most recently served as President Life Science at Getinge AB, a medical technology company, from 2018 to 2026.  Previously, Mr. Honroth served in senior leadership roles at Abbott Vascular, Becton Dickinson, CareFusion, and Boston Scientific.  Mr. Honroth is a graduate of Miami University, Farmer School of Business in Oxford, Ohio.

In addition, Mr. Honroth was appointed as a director on the Company’s Board as of the Effective Date, conditioned upon his commencement of service as President and Chief Executive Officer and concurrently with Mr. Clemmer’s retirement from his position as a member of the Board.  Mr. Clemmer has served as a member of the Board since 2016 and his decision to retire was not the result of any disagreement between Mr. Clemmer and the Company on any matter relating to the Company’s operations, polices or practices.

Mr. Honroth does not have any family relationships with any of the Company’s directors or executive officers.  There is no arrangement or understanding between Mr. Honroth and any other person pursuant to which Mr. Honroth was appointed to serve as the Company’s President and Chief Executive Officer or a member of the Board, and there are no transactions to which Mr. Honroth has a direct or indirect material interest requiring disclosure under Item 404(a) of Regulation S-K.

Honroth Employment Agreement

In connection with Mr. Honroth’s appointment as President and Chief Executive Officer, on October 3, 2026, the Company and Mr. Honroth entered into the Employment Agreement.  Pursuant to the Employment Agreement, Mr. Honroth will serve as the Company’s President and Chief Executive Officer, commencing on the Effective Date, for an initial one-year term, which automatically renews for successive one-year periods unless either party notifies the other in writing at least sixty days prior to the anniversary of the Effective Date.

Mr. Honroth will receive a base salary of $735,000 per year (the “Base Salary”) and will be eligible for annual bonuses at a target level of 95% of the Base Salary (the “Target Annual Bonus”), with the annual bonus opportunity in the first calendar year prorated based on the Effective Date.

Mr. Honroth will also be eligible to receive annual long-term incentive awards under the Company’s 2020 Stock and Incentive Award Plan, as amended (the “Equity Plan”).  All annual equity awards shall be determined by the Compensation Committee and the Board, in their sole and absolute discretion, and shall be subject to the terms of the Equity Plan and the applicable award agreements.

Under the terms of the Employment Agreement, and contingent upon the commencement of Mr. Honroth’s service as President and Chief Executive Officer, Mr. Honroth will receive the following grants, effective as of the Effective Date, (i) a long-term incentive award with a grant-date value equal to $1,487,116 (which is equal to 350% of the Base Salary prorated based on the Effective Date in relation to the Company’s fiscal year) and consisting of 50% restricted stock units and 50% performance share units, subject to the terms and conditions of the applicable award agreement, (ii) in order to replace compensation forfeited by Mr. Honroth from his prior employer, a one-time award of restricted stock units with a grant-date value equal to $450,000, which will vest in two equal installments on the first and second anniversaries of the Effective Date, subject to Mr. Honroth’s continued employment and (iii) a cash sign-on bonus of $350,000.  If Mr. Honroth voluntarily resigns from employment without Good Reason (as defined in the Employment Agreement) or is terminated for Cause (as defined in the Employment Agreement) before the first anniversary of the Effective Date, Mr. Honroth shall repay the gross amount of the sign-on bonus to the Company within ninety days following the date of termination. No repayment shall be required if Mr. Honroth’s employment terminates due to death, Disability (as defined in the Employment Agreement), termination by the Company without Cause, or resignation by Mr. Honroth for Good Reason.

In addition, under the Employment Agreement, Mr. Honroth will receive (i) for up to 24 months following the Effective Date, a monthly commuting and temporary living allowance of $10,000, pro-rated for any partial month, to offset commuting and temporary living expenses incurred in connection with Mr. Honroth’s travel to and from and lodging in New York, (ii) an automobile allowance at an annual rate of $24,000 and (iii) reimbursement for reasonable travel and lodging costs incurred in connection with business travel during the period of employment.  Mr. Honroth will also be eligible to participate in the employee benefit plans and programs generally available to senior executives of the Company.

Mr. Honroth’s employment may be terminated by either party at any time.  If Mr. Honroth’s employment is terminated for any reason, Mr. Honroth shall be entitled to: (i) any accrued and unpaid Base Salary; (ii) payment for accrued and unused vacation time, if required by Company policy or applicable law; (iii) reimbursement for any approved business expenses incurred during the term of employment; and (iv) any rights surviving termination of employment under any employee benefit plan or program or compensation arrangement in which Mr. Honroth participates (collectively, the “Accrued Benefits”).

If the Company terminates Mr. Honroth’s employment without Cause or Mr. Honroth terminates his employment for Good Reason, Mr. Honroth shall be entitled to the following, in addition to the Accrued Benefits:

•	continued payment of Base Salary for a period of 18 months;

•	payment of any earned but unpaid prior year’s annual bonus;

•	continued health insurance, at the Company’s expense, for a period of 18 months, subject to certain exceptions; and

•
all of Mr. Honroth’s outstanding, unvested equity awards granted under the Company’s Equity Plans shall continue to vest for a period of 12 months, subject to the achievement of any performance vesting conditions, if any.

In addition, if (i) a Change in Control (as defined in the Employment Agreement) occurs during the term of Mr. Honroth’s employment and (ii) within the 24-month period immediately following such Change in Control, the Company terminates Mr. Honroth’s employment without Cause (other than by reason of death or Disability) or Mr. Honroth resigns for Good Reason, then, subject to the terms of the Employment Agreement, Mr. Honroth shall be entitled to receive, in addition to the Accrued Benefits, but in lieu of the other payments described above:

•	continued payment of Mr. Honroth’s Base Salary for a period of 24 months;

•	a lump sum cash payment equal to Mr. Honroth’s Target Annual Bonus for the applicable fiscal year;

•	continued Company-paid health coverage for 18 months, subject to certain exceptions; and

•
notwithstanding anything to the contrary contained in any equity incentive plan or award agreement, all outstanding and unvested equity awards then held by Mr. Honroth shall immediately become fully vested, with any performance-based awards vesting at the level provided in the applicable award agreement or, if the applicable award agreement is silent, at target performance.

The foregoing description of the Employment Agreement is qualified in its entirety by the text of such agreement, a copy of which is attached hereto as Exhibit 10.1, and the terms of which are incorporated herein by this reference.

Clemmer Consulting Agreement

In connection with Mr. Honroth’s appointment as President and Chief Executive Officer and in order to support continuity and a smooth transition, on October 5, 2026, Mr. Clemmer entered into a consulting agreement with the Company (the “Consulting Agreement”), pursuant to which Mr. Clemmer will retire and his employment with the Company will terminate as of the Effective Date, and Mr. Clemmer will provide consulting services to the Company until the first anniversary of the Effective Date, unless earlier terminated (the “Consulting Term”).  In exchange for his services during the Consulting Term, Mr. Clemmer will be entitled to receive a consulting fee equal to $30,000 per month and reimbursement of reasonable out-of-pocket expenses, including pre-approved travel expenses.  In the event that the Company terminates the Consulting Agreement prior to the end of the Consulting Term, the Company will pay Mr. Clemmer a lump-sum payment for the balance of the consulting fees that would have been paid to him had the Consulting Term not been terminated early.

The foregoing description of the Consulting Agreement is qualified in its entirety by the text of such agreement, a copy of which is attached hereto as Exhibit 10.2, and the terms of which are incorporated herein by this reference.

A copy of the press release pursuant to which the Company announced the appointment of Mr. Honroth as President and Chief Executive Officer is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Retention Agreements

In connection with Mr. Clemmer’s retirement and transition, the Board approved and on October 5, 2026 the Company entered into retention agreements (the “Equity Retention Agreements”) with the Company’s executive leadership team, including all named executive officers (other than Mr. Clemmer). Under the Equity Retention Agreements, with respect to each recipient that remains employed by the Company on the date on which a successor Chief Executive Officer commences his or her employment with the Company, and whose employment is terminated other than (a) by such recipient’s resignation or (b) a “for cause” termination, any previously issued equity grants issued under the Company’s equity plan will be accelerated as follows: Performance Share Units will be vested on a pro-rata basis based on actual performance at the normal vesting date and all outstanding unvested restricted share units will be fully accelerated upon the day of the employee’s termination of employment with the Company.

The foregoing description is qualified in its entirety by reference to the Equity Retention Agreements, a form of which is attached hereto as Exhibit 10.3 and which is incorporated herein by reference.

Director Retirement

On October 2, 2026, Howard W. Donnelly notified the Board of his intention to retire as a Class II director at the end of his current term.  Mr. Donnelly has served as a member of the Board since 2004 and his decision to retire was not the result of any disagreement between Mr. Donnelly and the Company on any matter relating to the Company’s operations, polices or practices.

Item 9.01 – Financial Statements and Exhibits.

(d)        Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated October 3, 2026, between AngioDynamics, Inc. and Eric Honroth.

10.2	Consulting Agreement, dated October 5, 2026, between AngioDynamics, Inc. and James C. Clemmer.

10.3	Form of AngioDynamics Equity Retention Letter Agreement

99.1	Press Release, dated October 8, 2026.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGIODYNAMICS, INC.
(Registrant)

Date: October 8, 2026	By:	/s/ Lawrence T. Weiss
Name:	Lawrence T. Weiss
Title:	Senior Vice President, Chief Legal Officer and Corporate Secretary